As filed with the Securities and Exchange Commission on December 28, 2012

Registration No. 333-135066

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRESIDENTIAL LIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-2652144
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Presidential Life Corporation

69 Lydecker Street

Nyack, NY 10960

(845) 358-2300

(Address, including zip code and telephone number of registrant’s

Principal Executive Offices and Agent for Service)

2006 STOCK INCENTIVE PLAN

(Full title of the plan)

Copies to:

Gabriel Saltarelli, Esq.

Sidley Austin LLP

787 7th Avenue

New York, New York 10019

(212) 839-5918

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (File No. 333-135066) (the “Registration Statement”), originally filed on June 16, 2006 to register a total of 1,000,000 shares of the common stock (“Common Stock”) of Presidential Life Corporation (the “Company”), pursuant to the Presidential Life Corporation 2006 Stock Incentive Plan (the “Plan”), is being filed to remove from registration any and all shares of Common Stock registered under the Registration Statement that have not been, and will not be, issued or sold pursuant to the Registration Statement.

On December 28, 2012, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 12, 2012, as amended from time to time, among Athene Annuity & Life Assurance Company (“Athene”), Eagle Acquisition Corp., a wholly owned subsidiary of Athene (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Athene. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company’s common stock was converted into the right to receive $14.00 in cash. The Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on December 28, 2012. Accordingly, pursuant to the undertaking set forth in Part II, Item 9 of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all Shares that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nyack, State of New York, on December 28, 2012.

PRESIDENTIAL LIFE CORPORATION

By:	/s/ Donald L. Barnes
Name:	Donald L. Barnes
Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Donald L. Barnes Donald L. Barnes	Chief Executive Officer, President and Vice Chairman of the Board of Directors	December 28, 2012

/s/ P.B. (Pete) Pheffer P.B. (Pete) Pheffer	Chief Financial Officer and Principal Accounting Officer	December 28, 2012

/s/ John D. McMahon John D. McMahon	Director	December 28, 2012

/s/ Dominic F. D’Adamo Dominic F. D’Adamo	Director	December 28, 2012

/s/ William A. DeMilt William A. DeMilt	Director	December 28, 2012

/s/ Ross B. Levin Ross B. Levin	Director	December 28, 2012

/s/ Lawrence Read Lawrence Read	Director	December 28, 2012

/s/ Lawrence Rivkin Lawrence Rivkin	Director	December 28, 2012

/s/ Stanley Rubin Stanley Rubin	Director	December 28, 2012

Frank A. Shepard	Director	December 28, 2012

/s/ William M. Trust, Jr. William M. Trust, Jr.	Director	December 28, 2012